As filed with the Securities and Exchange Commission on December 4, 2019

Registration No. 333-228442

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-228442

UNDER

THE SECURITIES ACT OF 1933

VIACOM INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3515052
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1515 Broadway

New York, New York 10036

(212) 258-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christa A. D’Alimonte, Esq.

Executive Vice President,

General Counsel and Secretary

Viacom Inc.

1515 Broadway

New York, New York 10036

(212) 258-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen T. Giove, Esq.

Lisa L. Jacobs, Esq.

Lona Nallengara, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Approximate date of commencement of proposed sale to the public: Not applicable.

This post-effective amendment deregisters those securities that remain unsold hereunder as of the date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment to the Registration Statement on Form S-3 (Registration No. 333-228442) (the “Registration Statement”) of Viacom Inc., a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission on November 16, 2018, hereby amends the Registration Statement to deregister any securities registered pursuant to the Registration Statement and remaining unsold, in connection with the merger of the Registrant with and into CBS Corporation (to be renamed ViacomCBS Inc. immediately following the effective time of the Merger (as defined below)), a Delaware corporation (the “Surviving Corporation”).

Pursuant to the Agreement and Plan of Merger, dated as of August 13, 2019, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 16, 2019, by and between the Surviving Corporation and the Registrant, the Registrant will be merged with and into the Surviving Corporation (the “Merger”) and, at the effective time of the Merger, the separate legal existence of the Registrant will cease, as provided under the Delaware General Corporation Law. The Merger is expected to become effective on December 4, 2019.

All offerings pursuant to the Registration Statement have been terminated. In connection with the closing of the Merger, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but which remain unsold at the termination of the offering, hereby removes from registration any and all securities registered but not sold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 4, 2019.

VIACOM INC.

By:	/s/ Christa A. D’Alimonte
Christa A. D’Alimonte, Esq.
Executive Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.